UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) October 28, 2003

COGENTRIX ENERGY, INC.

(Exact name of registrant as specified in its charter)

North Carolina	33-74254	56-1853081

(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9405 Arrowpoint Boulevard, Charlotte, North Carolina 28273-8110

(Address of principal executive offices including Zip Code)

Registrant’s telephone number, including area code (704) 525-3800

Item 5. Other Information.

CDH Credit Facility

     On October 28, 2003, Cogentrix Delaware Holdings, Inc. (“CDH”), a wholly-owned subsidiary of Cogentrix Energy, Inc. (“CEI”), executed a Credit Agreement with Australia and New Zealand Banking Group Limited (“ANZ”) and Citigroup Global Markets, Inc. as joint lead arrangers together with a syndicate of lenders (the “CDH Credit Facility”). ANZ will serve as the administrative agent under the CDH Credit Facility.

     The CDH Credit Facility, which has a final maturity date of January 31, 2006, provides CDH an approximately $192.0 million commitment, which commitment consists of a $40.0 million revolving credit facility, $10.0 million of tranche A term loans, $78.7 million of tranche B term loans, $48.1 million of tranche C term loans and $15.2 million of tranche D letters of credit and term loans. The CDH Credit Facility refinances CDH’s guarantee (the “CDH Guarantee”) of commitments under the Third Amended and Restated Credit Agreement dated as of September 14, 2000 among CEI, the lenders named therein and ANZ, as lead arranger (the “CEI Credit Agreement”). The CDH Credit Facility was utilized to prepay in full all obligations outstanding under the CEI Credit Agreement. Concurrently with the execution of the CDH Credit Facility, both the CEI Credit Agreement and the CDH Guarantee were terminated.

     The CDH Credit Facility is secured by a pledge of the capital stock of, a security interest in the assets of and/or guarantees by certain direct and indirect subsidiaries of CDH, as well as a security interest in the assets of CDH.

     In connection with the payoff and termination of the CEI Credit Agreement, CEI has provided guarantees (the “CEI Guarantees”) of all obligations under the CDH Credit Facility. The CEI Guarantee of the $40.0 million revolving credit and the $10.0 million tranche A term loans is secured by the assets of CEI and a pledge of the capital stock of its direct subsidiaries, which includes CDH. The CEI Guarantee of the remaining obligations under the CDH Credit Facility is unsecured.

     Borrowings under the CDH Credit Facility accrue interest at a rate of LIBOR plus 4.75% per annum and the fee for letters of credit outstanding thereunder is 4.75% per annum.

     The CDH Credit Facility contains certain covenants, one of which triggers an event of default upon a change of control of CEI. On October 17, 2003, CEI and its shareholders entered into an agreement with GS Power Holdings, LLC, a wholly-owned subsidiary of The Goldman Sachs Group, Inc. (see Form 8-K filed October 20, 2003), to sell 100% of the common stock of CEI (the “Goldman Transaction”). The closing of the Goldman Transaction would constitute a change in control within the meaning of the applicable covenant and, as such, would be an event of default under the CDH Credit Facility.

     The terms and conditions of the CDH Credit Facility are included in Exhibit 99.1 of this Form 8-K.

Item 7. Exhibits

(c)	Exhibits

99.1	Credit Agreement, dated as of October 28, 2003, among Cogentrix Delaware Holdings, Inc., as Borrower, Cogentrix Energy, Inc., the Lenders named therein, Australia and New Zealand Banking Group Limited, as Issuer and Administrative Agent, Australia and New Zealand Banking Group Limited and Citigroup Global Markets, Inc., as Joint Lead Arrangers, and Citigroup USA, Inc., as Collateral Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGENTRIX ENERGY, INC.
Date: October 28, 2003

	By:	/s/ Thomas F. Schwartz

Thomas F. Schwartz
Group Senior Vice President and
Chief Financial Officer
(Principal Financial Officer)